Exhibit 10.3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT ("Agreement") is made effective the ________day of January 2008 ("Effective Date"), between Envision Solar International, Inc., a California corporation ("Buyer"), and Generating Assets, LLC, a Delaware limited liability company ("Seller"). Karen Morgan, an individual ("Morgan"), is a party hereto for the limited purposes of Sections 11.2 and 13.

RECITALS

A.           Seller operates a business engaged in providing solar financing and development (the "Business").

B.           Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, on the terms and conditions of this Agreement, substantially all of the assets of Seller and the Business.

C.           All terms used in this Agreement with initial upper-case letters which are not defined within the text of the Agreement itself are defined in Section 14.1.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

AGREEMENT

1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, and Buyer purchases from Seller, all of Seller's right, title, benefits and interest in all rights and assets used in the operation of the Business including, without limitation, the rights and assets described in Exhibit A (collectively, the "Assets"), free and clear of all Liens.

2. Non-assumption of Liabilities. Except as provided in Section 2.1, Buyer shall not (i) assume and/or take the Assets subject to any existing liabilities, accounts payable or other contracts or obligations; or (ii) be liable in any manner or way for any of the liabilities, accounts payable, contracts, obligations, claims or demands of or against Seller arising from Seller's ownership of the Assets or operation of the Business. Seller shall indemnify, defend and hold Buyer harmless from and against any of the foregoing.

2.1     Assumed Liabilities. Notwithstanding Section 2, Buyer shall assume and be responsible for the satisfaction of the following obligations and liabilities of Seller:

2.1.1   All obligations of Seller under the Assigned Contracts.

2.1.2   All obligations pursuant to an Engagement Letter with Squire, Sanders & Dempsey, L.L.P. ("SSD") dated December 4, 2007 attached as Exhibit C (the "SSD Agreement").

2.1.3   The payment obligations referenced in a letter from Morgan to MacKenzie Communications, Inc. ("MacKenzie") dated December 17, 2007, attached as Exhibit D (the "MacKenzie Agreement").

3.Consideration. The consideration payable for the Assets ("Purchase

Consideration") is comprised of the following, which shall be provided at the Closing to certain third parties as specified below:

3.1   The assumption and performance of the obligations specified in the SSD Agreement.

3.2   The assumption and performance of the obligations specified in the MacKenzie Agreement.

3.3   10,000 shares of common stock of Envision ("Envision Shares") issued to the persons specified in Exhibit B, subject to their execution of the Investor Acknowledgement ("Acknowledgement") substantially in the form attached as Exhibit E, to be more specifically allocated as specified in Exhibit B.

3.4   139,160 Envision Options at an exercise price of $10 per share with a 10-year term, and 29,820, Envision Options at an exercise price of $20 per share with a 2-year term, issued to the persons specified in Exhibit B, pursuant to the terms of an Option Agreement substantially in the form attached as Exhibit F, to be more specifically allocated as specified in Exhibit B.

3.5           Immediately available funds of $9,000 to Morgan.

3.6           The performance of the obligations specified in the Option Agreement attached as Exhibit G ("Malone Option Agreement").

4.Representations and Warranties of Seller. As an inducement to Buyer to enter into this Agreement, and intending that Buyer shall rely on such representations and warranties in connection with the transactions set forth herein, Seller represents and warrants to Buyer that the following matters in this Article 4 are true and accurate.

4.1   Power and Authority. Seller has full power and authority and contractual right and authority to enter into this Agreement and to sell, convey, assign and transfer the Assets, and has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the sale of the Assets in accordance with its terms and the performance of the obligations of Seller hereunder, except as otherwise provided for herein. This Agreement has been duly executed by an authorized representative of Seller, and constitutes the legal, valid and binding obligation of Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the rights of creditors generally.

4.2   Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary powers to carry on the Business as it is now being conducted.

4.3   Title to Assets. Seller has good and assignable title to and interest in the Assets, and the Assets are not encumbered by any Lien, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, which Buyer shall or will succeed to by reason of its purchase of the Assets. Seller shall transfer and assign all of the Assets to Buyer, free and clear of all Liens. Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any rights of third parties in and to any Asset, and has never received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation.

4.4   Intellectual Property.

4.4.1   Ownership. Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as currently conducted and as proposed to be conducted. Each item of Intellectual Property owned or used by Seller in the Business immediately prior to the Closing will be owned or available for use by the Buyer on identical terms and conditions subsequent to the Closing. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that Seller owns or uses.

4.4.2   No Infringement. Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has never been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, Buyer will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Businesses as presently conducted or proposed to be conducted. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

4.5   Compliance with Laws. The Business had complied with, and is not in violation of, any applicable federal, state or local statutes, laws or regulations.

4.6   No Illegal Payments. Neither Seller nor any manager, director, officer, employee or agent of Seller, has (a) directly or indirectly given or agreed to give airy illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder Seller (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.7   Permits and Licenses. Seller has all permits and licenses, if any, required for the conduct of the Business. Each such permit and license is in full force and effect, and Seller has not engaged in any activity which would cause or permit revocation or suspension of any such permit or license, and no action or proceeding looking to or contemplating the revocation or suspension of any such permit or license is pending or threatened.

4.8   Litigation. There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the Knowledge of Seller, threatened, against or affecting the Business or Assets. Seller is not in default in relation to the Business or Assets with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

4.9   No Default. The consummation of the transaction contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party which would prohibit, interfere, or otherwise restrict or encumber the free, unrestricted and unabated transfer of the Assets; or (li) the creation or imposition of any Lien on any of the Assets.

4.10   Governmental Consent. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of: Seller is required in connection with the valid execution and delivery of this Agreement, or the consummation of any transaction contemplated hereby.?:

4.11   Assigned Contracts. Complete and accurate copies of all Assigned Contracts have been provided to Buyer.

4.11.1   Each Assigned Contract is legal, valid and in full force and effect, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by the availability of equitable remedies. To Seller's Knowledge, no other party to any Assigned Contract has taken the position that any provision of such contract is unenforceable.

4.11.2   Seller not breached any Assigned Contract, and, to Seller's Knowledge, no other Person has breached any Assigned Contract.

4.11.3   To Seller's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a breach of any of the provisions of any Assigned Contract, (B) give any Person the right to declare a default or exercise any remedy under any Assigned Contract, (C) give any Person the right to accelerate the maturity or performance of any Assigned Contract, or (D) give any Person the right to cancel, terminate or modify any Assigned Contract.

4.11.4   Seller has not received any notice or other communication regarding any actual or possible breach of any Assigned Contract that has not been resolved. Seller has not received notice of termination or cancellation of or intent to cancel or terminate any Assigned Contract.

4.11.5   Seller has not waived any of its rights under any Assigned Contract.

4.11.6   No Person is renegotiating, or has a right pursuant to the terms of any Assigned Contract to renegotiate any amount paid or payable to Seller under any Assigned Contract or any other material term or provision of any Assigned Contract.

4.11.7   Each Assigned Contract will continue to be enforceable, and in full force and effect on identical terms immediately following the consummation of the Transactions, and the consummation of the transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Seller to any Person or give any Person the right to terminate or alter the provisions of such Assigned Contract. The consummation of the transactions contemplated by this Agreement will not affect any of the Assigned Contracts in a manner that could reasonably be expected to be materially adverse to Buyer.

4.12           Negotiation Rights. With respect to the Negotiation Rights specified on Exhibit A:

(a) Seller is currently actively negotiating a final, complete and legally binding agreement with the designated party;

(b) Seller has not received any indication and has no reason to believe that the designated party is unwilling to enter into a final agreement with Seller; and

(c) Seller has provided to Buyer all. documents relating to the negotiations, including all correspondence, copies of emails, term sheets, letters of intent, letter agreements, and proposals.

4.13   Performance of Obligations. With respect to the Business, Seller has performed all material obligations required to be performed by it to date, and is not in default under any material contract, agreement, lease, commitment, indenture, mortgage, deed of trust, or other document to which it is a party.

4.14   Completeness of Representations. None of the representations and warranties made by Seller in this Agreement contains or will contain any untrue statement of a material fact, or omit any material fact, the omission of which would be misleading.

4.15   Survival of Representations. All representations and warranties of Seller, whether oral or written, including any representations and warranties in any written statements or documents delivered or made available to Buyer by Seller, shall survive the closing of the transactions contemplated by this Agreement.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

5.1      Power and Authority. Buyer has full corporate power and authority and contractual right and authority to enter into this Agreement and to purchase the Assets, and has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the purchase of the Assets in accordance with its terms, and the performance of the obligations of Buyer hereunder. This Agreement has been duly executed by an authorized officer of Buyer, and constitutes the legal, valid and binding obligation of Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the rights of creditors generally.

5.2      Completeness of Representations. None of the representations and warranties made by Buyer in this Agreement contains or will contain any untrue statement of a material fact, or omit any material fact, the omission of which would be misleading.

5.3      Survival of Representations. All representations and warranties of Buyer, whether oral or written, including any representations and warranties in any written statements or documents delivered or made available to Seller by Buyer, shall survive the closing of the transactions contemplated by this Agreement.

6. Employees and Compensation. Buyer shall have the right, but not the obligation, to employ any or all of the employees of Seller. Should Buyer employ any of those employees, such employment shall be on such terms as Buyer may establish. All employees shall be paid in full through the Effective Date by Seller, including all amounts for accrued vacation and all other benefits. Seller shall take no action to impede or interfere withjany efforts by Buyer to employ current employees of Seller. Seller and Morgan hereby indemnify and hold Buyer harmless from and against any and all loss or liability in any way connected with (i) amounts due and owing to Seller's employees as of the Effective Date, whether such amounts be for compensation or otherwise; and (ii) any past or current unfair labor practices of Seller as of the Effective Date.

7. Deliveries by Seller. Upon the complete execution of this Agreement, Seller shall deliver to Buyer:

(i)	An executed Assignment of Agreements in the form attached as Exhibit H;
(ii)	the Investor Acknowledgement in the form of Exhibit D executed by each person listed in Exhibit B;
(iii)	the Option Agreement in the form of Exhibit E executed by each person listed in Exhibit B;
(iv)	the Malone Option Agreement in the form of Exhibit G executed by Charlene Malone ("Malone"); and
(v)	such other items required to be delivered by Seller under this Agreement.

8.Deliveries by Buyer. Upon the complete execution of this Agreement, Buyer shall deliver to Seller or the party specified:

(i)	to SSD, the Warrant to Purchase Common Stock in the form included in Exhibit C, executed by Buyer;
(ii)	the Envision Shares to the persons specified in Exhibit B as receiving Envision Shares;
(iii)	the Option Agreements in the form of Exhibit E executed by Buyer, to the persons specified in Exhibit B;
(iv)	the Purchase Consideration specified in Section 3.5 to Morgan; and
(v)	the Malone Option Agreement executed by Buyer to Malone.

9. Costs and Expenses. Each party shall pay its own costs and expenses incurred by such party in connection with this Agreement and consummating the transactions described herein.

10. Indemnity.

10.1   Seller's Indemnity. Seller shall indemnify, defend, and hold harmless Buyer, and its successors, Affiliates, assigns, officers, directors, employees, attorneys and agents, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, that they or any of them shall incur ;or suffer, which arise, result from, or relate to (i) the use of the Assets or Business operations prior to the Effective Date or (ii) any breach of, or failure by Seller to perform any of its representations, warranties, covenants, or agreements contained in this Agreement.

10.2   Buyer's Indemnity. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, assigns, officers, directors, members, managers, employees, attorneys and agents against, and in respect of, any and all claims, losses, expenses, costs, obligations and liabilities that Seller may incur or suffer by reason of (i) Buyer's operation of the Business following the Effective Date, or (ii) Buyer's breach of or failure to perform any of the warranties, guarantees, commitments or covenants contained in this Agreement.

11. Seller's Obligations.

11.1   Change of Name. Seller shall not use or employ in any manner the name "Generating Assets, LLC" or any derivative thereof or name similar thereto, and Seller shall take and cause to be taken all necessary action to cease the public use of such name. Seller shall deliver to Buyer such executed documents as may be required to change Seller's name on that date to another name bearing no similarity to "Generating Assets, LLC" including but not limited to a name change amendment suitable for filing with the Delaware Secretary of State. Seller hereby appoints Buyer as its attorney-in-fact to file all such documents.

11.2   Covenant Not to Compete. Seller and Morgan agree that for a period of five years after the Effective Date, neither they nor any of their Affiliates shall, directly or indirectly, (1) own, manage, operate, join, control or participate in the ownership, management, operation or control of; (2) be employed by; (3) provide consulting, research and development or other services to; or (4) sell products to any business, which engages in the development, marketing or sale of products or services which are competitive with or similar to the Business. In the event that the provisions of this section are found to exceed the limitation provided by applicable law, then such provisions shall be reformed to set forth the maximum limitations permitted. The covenants contained in this section are intended to be an agreement authorized by Section 16601 of the California Business and Professions Code. The competition restrictions contained in this section shall not be deemed or construed to modify, restrict or eliminate any competition restrictions contained in any other agreement between Buyer or any Affiliate and Seller, Morgan, or any of their Affiliates. Seller and Morgan expressly acknowledge that the remedy at law for any breach of the covenants set forth in this section will be inadequate, and that upon any such breach, or threatened breach, Buyer shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the obligations of Seller and Morgan under this section without the necessity of proving the actual damage to Buyer or the inadequacy of a legal remedy. The rights conferred upon Buyer by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which Buyer may have at law, in equity or otherwise.

11.3   Assistance Regarding Negotiations. Seller shall assist Buyer in its continuation and conclusion of negotiations with the designated parties with respect to the Negotiation Rights conveyed by this Agreement. More specifically, Seller shall-facilitate introductions and meetings between Buyer and such designated parties, shall recommend to the designated parties that they negotiate final agreements with Buyer, and shall otherwise support-Buyer in efforts to successfully conclude such negotiations.

12. Broker's Fees. Each of the parties represents that they have dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as they know, no broker or other person is entitled to any commission or finder's fees in connection with any of these transactions. Seller and Buyer each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

13. Confidential Information, hi connection with the ownership and operation of the Business, Seller and Morgan obtained confidential information relating to the Assets and Assigned Contracts. Seller and Morgan shall treat such information as confidential, preserve the confidentiality thereof, not duplicate or use such information and instruct its employees and all other parties who have had access to such information to keep confidential and not use such information in a way which is detrimental to Buyer in its exercise of its rights and enjoyments of the benefits under the Assigned Contracts. Seller agrees that the foregoing confidentiality covenants are material terms of this Agreement and a condition concurrent to Buyer's obligations under this Agreement.

14. Miscellaneous.

14.1   Defined Terms. For the purposes of this Agreement, the following words and expressions shall have the following meanings:

14.1.1   "Affiliate" means any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the relevant Person. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

14.1.2   "Assigned Contracts" means the agreements listed in Section (e) of Exhibit A.

14.1.3   "Intellectual Property" means any patents, patent applications, trademarks, tradenames, service marks, copyrights, and any applications therefore, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications, and tangible or intangible proprietary information.

14.1.4   "Governmental Authority" means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authofity, or any federal state, local or foreign court or arbitrator.

14.1.5   "Knowledge of Seller" or "Seller's Knowledge" means the knowledge of the managers, members and employees of Seller, including Morgan, who would reasonably be,expected to have such knowledge after due.inquiry, or that such Persons should have known based upon the facts available at the time of determination.

14.1.6   "Lien" means any security deed, mortgage, deed to secure debt, deed of trust, lien, pledge, assignment, charge, security interest, title retention agreement, negative pledge, levy, execution, seizure, attachment, garnishment or other encumbrance of any land in respect of such property, whether or not choate, vested or perfected.

14.1.7   "Person" means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

14.2   Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

14.3   Modification. This Agreement may be modified or rescinded only by a writing signed by all parties to this Agreement or by their duly authorized agents.

14.4   Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that (1) Buyer may, without the consent of Seller, assign its rights and obligations under this Agreement to an Affiliate, provided that Buyer obtains the Affiliate's written agreement enforceable by Seller to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon Buyer, whereupon Buyer shall be relieved of any future liability under this Agreement; and (2) Seller may, without the consent of Buyer, assign the benefits of this Agreement, including its right to payments, but not its obligations.

14.5   Further Conveyances. On and after the Effective Date, and without further consideration or expense to Buyer, Seller shall execute and deliver such further documents of conveyance and transfer, and take such other action as Buyer reasonably requests to effectively convey and transfer to Buyer any of the Assets in accordance with this Agreement, and will assist Buyer in the exercise of its rights as assignee under the Assigned Contracts. Seller also shall deliver or cause to be delivered, at such times and places as reasonably requested by Buyer, such additional documents as Buyer may reasonably request for the purposes of carrying out this Agreement.

14.6   No Waiver. No waiver of any right under this Agreement shall be deemed effective unless in writing and signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

14.7   Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior ■agreements, and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

14.8   Exhibits. All attached exhibits and schedules to which reference is made herein are hereby-incorporated by this reference.

14.9   Headings; Construction; Interpretation. Section headings contained in tins Agreement are included for convenience only and form no part of the agreement between the parties. When the context so requires and when used in this Agreement, the singular shall be deemed to include the plural and the plural shall be deemed to include the singular. This Agreement shall not be interpreted against a party by virtue of such party's participation in the drafting of the Agreement or any provisions herein.

14.10   Separability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

14.11   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute but one and the same document.

14.12   Time of the Essence. Time shall be of the essence for all purposes under this Agreement.

14.13   Survival of Representations, Warranties and Agreement.    The representations, warranties, obligations, covenants and agreements of the parties hereto shall in allevents survive the close or termination of this Agreement where same is necessary to effectuate the intention of the parties.                                                                                              . ..

14.14   Binding Effect. This Agreement shall be binding upon and mure to the benefit of Seller and Buyer and their respective representatives and assigns.

14.15   Notices. Any notice required or authorized to be given hereunder or any other communications between the parties provided for under the terms of this Agreement shall be in writing (unless otherwise provided) and shall, be served personally, or by reputable express courier sendee or by facsimile transmission addressed to the relevant party at the address stated below or at any other address provided by that party to the other as its address for service. Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served two (2) business days after the same shall have been delivered to the relevant courier, and any notice so given by facsimile transmission shall be deemed to have been received on dispatch. .In proving such sendee, it shall be sufficient to produce the receipt of a reputable courier company showing the correct address of the addressee or prove that the facsimile transmission was followed by an activity report showing the correct facsimile number of the party on whom notice is served and. the correct number of pages transmitted

If to. Seller, to:	Karen Morgan 16 Baywater Drive Danen, CT 06820 Fax: (203). 656-4375

If to Morgan, to:	Karen Morga 16 Baywater Drive Danen, CT 06820 Fax: (203) 656-4375

If to Buyer, to:	Envision Solar International, Inc. 4225 Executive Square, Suite 480 La Jolla, CA 92037 Attn: Robert L. Noble Fax:(619) 238-1429

With a copy (which shall
not constitute notice) to:	John C. O'Neill, Esq.Procopio, Cory, Hargreaves & Savitch LLP 530 B Street, Suite 2100 San Diego, CA 92101 Fax: (619) 744-5464

or to such other address or to such other person as any party shall designate to the others for such purpose in the manner hereinabove set forth.

14.16   Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in San Diego, California, before a single, neutral arbitrator administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.17   Attorneys' Fees. If any action or arbitration is commenced to enforce or interpret any provision of this Agreement, the substantially prevailing party shall be entitled to recover from the other party actual attorneys' fees and costs incurred in connection with such action, in addition to all other proper relief. Attorneys' fees incurred in enforcing any judgment are recoverable as a separate item, and this provision for post-judgment attorneys' fees shall survive any judgment and shall not be deemed merged into the judgment.

14.18   Remedies Cumulative. All remedies provided in this Agreement are cumulative and non-exclusive, and shall be in addition to any and all other rights and remedies provided by law or in equity.

14.19   Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California.

14.20   Tax Consequences. Seller acknowledges that Buyer makes no representations or warranties, and has provided no advice to Seller with respect to the tax consequences to Seller of the transactions contemplated by this Agreement. Seller acknowledges that it has been advised by Buyer to consult its own tax advisor and legal counsel with respect to the tax aspects of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ENVISION SOLAR INTERNATIONAL, INC.,
a California corporation

By:	/s/ Robert L. Noble
Name Robert L. Noble
Chief Executive Officer

GENERATING ASSETS, LLC
a Delware Limited liability company

By:	/s/ Karen Morgan
Karen Morgan
Manager

/s/ Karen Morgan
Karen Morgan, an individual

EXHIBITS

A - Assets
B - Allocation of Shares and Options
C - SSD Agreement
D - MacKenzie Agreement
E - Form of Investor Acknowledgement
F - Option Agreement
G - Malone Option Agreement
H - Assignment of Agreements